EXHIBIT 10.25

Termination Arrangements

Terms Sheet

January 1, 2000 to April 17, 2000

1.	Schimberg will resign as President and Chief Executive Officer effective January 1, 2000.

2.	Schimberg’s current salary and benefits will continue through April 17, 2000, including eligibility for proportionate bonuses under 2000 MIP and current LTI plans based on pro-ration for partial year 2000 through April 17, 2000.

3.	Schimberg will have continued use of aircraft and tax gross-up for business and personal purposes through April 17, 2000. Primary aircraft for personal use will be through the Company’s fractional ownership agreement with Executive Jet. Best efforts will be made to coordinate usage to avoid conflicts with the Company’s business needs for such aircraft.

4.	The Company will pay Schimberg the lump sum of $50,000 with tax gross-up to cover expenses incurred in closing his Atlanta residence in January rather than April 2000, early termination of outstanding agreements and other incidental costs.

5.	The Company will permit Schimberg to purchase all office furniture at depreciated book value.

6.	The Company will continue to reimburse Schimberg for all financial, legal and tax planning until December 31, 2000, in accordance with the terms of the Company’s Financial and Legal Counseling Plan for executives.

April 18, 2000 to April 17, 2003

1.	Schimberg will serve the Coca-Cola system as a consultant for three years pursuant to April 1998 agreement.

2.	Johnston Coca-Cola Deferred Compensation Agreement — balance of account will be paid in accordance with current election (assumes a current election can be validly made based on tax law advice.)

3.	The Company aircraft will be available to Schimberg for business use under April 1998 agreement.

4.	Beginning April 18, 2000 and until April 18, 2003, Schimberg shall have up to 25 hours per year personal use of the Company’s fractional share aircraft through Executive Jet. In accordance with the Company’s agreement with Executive Jet, in lieu of Gulfstream IV smaller aircraft can be utilized at a fractional hourly rate. During such three year period, additional hours up to 25 hours per year will be made available to Schimberg, provided the Company is reimbursed for the hourly cost billed by Executive Jet. Best efforts will be made to coordinate usage to avoid conflicts with the Company’s business needs for such aircraft.

5.	The Company will extend an interest-free loan to Schimberg to cover his withholding tax liability resulting from the vesting of approximately 1,200,000 restricted shares. Loan would be payable at the earliest of (a) 10 days after the date 1/3 or more of such shares are sold, (b) 30 days after the date the market value of the Company’s shares equals $35, or (c) April 1, 2001.

6.	The Company will continue to reimburse Schimberg for all financial, legal and tax planning until April 17, 2003, in accordance with the terms of the Company’s Financial and Legal Counseling Plan for executives.

7.	Mr. Schimberg’s executive assistant, Rachel Duggan, will continue to be employed by the Company during the three-year consultancy period.

•	Full salary and benefits

•	Office to be maintained at Company expense and located as mutually agreed, either at the Company’s corporate offices, the Company’s office or other space in Las Vegas, Nevada, or in her home.

•	Office to be fully equipped for performance of her duties.

•	In the event the April 1998 agreement terminates for any reason prior to December 31, 2001, Ms. Duggan will be bridged at full salary and benefits to December 31, 2001.